Exhibit 99.1

WEX Inc. Reports Third Quarter 2018 Financial Results

Total Revenue for the Quarter Increased 18%

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--October 31, 2018--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended September 30, 2018.

Third Quarter 2018 Financial Results

Total revenue for the third quarter of 2018 increased 18% to $382.7 million from $324.0 million for the third quarter of 2017. Of the $58.7 million increase in the quarter, $17.8 million was the result of higher fuel prices.

Net income attributable to shareholders on a GAAP basis increased by $23.4 million to $57.3 million, or $1.31 per diluted share, compared with $34.0 million, or $0.79 per diluted share, for the third quarter of 2017. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $95.4 million for the third quarter of 2018, or $2.19 per diluted share, up 53% per diluted share from $61.5 million or $1.43 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

"Following an impressive first half of the year, our momentum continued this quarter with double-digit year-over-year revenue and profitability growth, driven by strong performance across our core businesses. Healthy volumes, strong international growth, and higher fuel prices all contributed to our performance being ahead of expectations," said Melissa Smith, WEX’s president and chief executive officer.

Smith continued, "Following our market launch of programs for Shell and the recent signing of critical agreements related to the conversion of Chevron, we are now fully focused on transitioning these portfolios onto the WEX platform. We are anticipating conversion of both programs beginning this year and ramping in 2019, with a full run rate of revenue during the second half of next year. This is a milestone for us as Shell and Chevron are two of the largest oil company portfolios in North America and will meaningfully benefit our Fleet business for many years to come. We are excited to bring aboard these new relationships and are looking forward to building on these pivotal wins in the coming year."

Third Quarter 2018 Performance Metrics

  Average number of vehicles serviced was approximately 11.7 million, an increase of 6% from the third quarter of 2017.
  Total fuel transactions processed increased 7% from the third quarter of 2017 to 141.7 million. Payment processing transactions increased 7% to 117.7 million.
  U.S. retail fuel price increased 22% to $3.06 per gallon from $2.51 per gallon in the third quarter of 2017.
  Travel and Corporate Solutions purchase volume grew 11% to $9.6 billion from $8.7 billion in the third quarter of 2017.
  Health and Employee Benefit Solutions average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 16% to 11.1 million from 9.6 million in the third quarter of 2017.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and an indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the full year 2018, the Company expects revenue in the range of $1.48 billion to $1.49 billion and adjusted net income in the range of $354 million to $359 million, or $8.13 to $8.23 per diluted share.
  For the fourth quarter of 2018, WEX expects revenue in the range of $370 million to $380 million and adjusted net income in the range of $89 million to $94 million, or $2.05 to $2.15 per diluted share.

“We are pleased to report our ninth consecutive quarter of double-digit top-line growth, led by strong performance in our Travel and Corporate Solutions segment as well as the Fleet segment. With our underlying growth engine, solid fundamentals, strong execution, and favorable industry dynamics, we are positioned well to build on our terrific momentum and look forward to a strong close to 2018,” said Roberto Simon, WEX's chief financial officer.

Fourth quarter 2018 guidance is based on an assumed average U.S. retail fuel price of $2.85 per gallon. Full year 2018 guidance is based on an assumed average U.S. retail fuel price of $2.89 per gallon. The fuel prices referenced above are based on the applicable NYMEX futures price. Our guidance assumes approximately 43.6 million shares outstanding for the fourth quarter and full year 2018.

The Company's guidance also assumes that fourth quarter 2018 fleet credit loss will range from 12 to 17 basis points and full year fleet credit loss will range from 12 to 13 basis points.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, an impairment charge, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interest and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

As previously disclosed, beginning in the first quarter of 2018, the Company has modified the presentation of certain line items in its unaudited condensed consolidated statements of income. Under the new presentation, the Company segregates costs of services from other operating expenses and has reclassified its operating expenses into functional categories in order to provide additional detail into the underlying drivers of changes in operating expenses and align its presentation with industry practice. There are no changes to the presentation of revenues, non-operating expenses or other statement of income captions. Additionally, the revised presentation does not result in a change to previously reported revenues, operating income, income before income taxes or net income. Amounts from the prior period have been recast to reflect the new presentation.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and nine months ended September 30, 2018 and 2017, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended September 30, 2018 and four preceding quarters. The Company is also providing selected segment revenue information for the three and nine months ended September 30, 2018 and 2017 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 31, 2018, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 1297382. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX Inc. (NYSE: WEX) is a leading provider of payment processing and business solutions across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 3,500 associates around the world. WEX fleet cards offer 11.7 million vehicles exceptional payment security and control; purchase volume in its travel and corporate solutions segment grew to $30.3 billion in 2017; and the WEX Health financial technology platform helps 300,000 employers and more than 25 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; future growth opportunities; expectations for customer conversions; profitability; technology advances; and, market expansion. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2017, filed on Form 10-K with the Securities and Exchange Commission on March 1, 2018. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues
Payment processing revenue	$182,871	$145,702	$530,063	$423,434
Account servicing revenue	78,748	71,322	236,168	198,538
Finance fee revenue	53,703	50,879	154,958	136,336
Other revenue	67,368	56,099	187,206	160,935
Total revenues	382,690	324,002	1,108,395	919,243
Cost of services
Processing costs	79,580	69,119	235,508	202,682
Service fees	13,818	19,658	39,847	57,413
Provision for credit losses	21,435	19,614	46,930	47,927
Operating interest	10,268	7,537	28,281	17,049
Depreciation and amortization	19,013	18,879	60,058	54,639
Total cost of services	144,114	134,807	410,624	379,710
General and administrative	51,799	51,538	155,720	133,788
Sales and marketing	54,611	41,585	168,849	121,726
Depreciation and amortization	29,054	32,349	88,817	95,788
Impairment charges	2,424	—	2,424	16,175
Operating income	100,688	63,723	281,961	172,056
Financing interest expense	(25,718)	(25,754)	(78,560)	(81,449)
Net foreign currency (loss) gain	(1,094)	14,611	(27,438)	33,578
Net unrealized gain (loss) on financial instruments	2,157	(150)	18,371	(849)
Income before income taxes	76,033	52,430	194,334	123,336
Income taxes	18,751	18,570	48,278	43,760
Net income	57,282	33,860	146,056	79,576
Less: Net (loss) income from non-controlling interest	(40)	(111)	803	(886)
Net income attributable to shareholders	$57,322	$33,971	$145,253	$80,462

Net income attributable to WEX Inc. per share:
Basic	$1.33	$0.79	$3.37	$1.87
Diluted	$1.31	$0.79	$3.33	$1.87
Weighted average common shares outstanding:
Basic	43,191	43,014	43,141	42,963
Diluted	43,615	43,101	43,558	43,092

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$533,361	$508,072
Restricted cash	22,696	18,866
Accounts receivable (net of allowances of $38,103 in 2018 and $30,207 in 2017)	3,124,204	2,517,980
Securitized accounts receivable, restricted	142,575	150,235
Prepaid expenses and other current assets	85,842	69,413
Total current assets	3,908,678	3,264,566
Property, equipment and capitalized software (net of accumulated depreciation of $312,921 in 2018 and $264,928 in 2017)	166,999	163,908
Goodwill and other intangible assets (net of accumulated amortization of $480,950 in 2018 and $392,827 in 2017)	2,908,025	3,030,179
Investment securities	24,088	23,358
Deferred income taxes, net	8,610	7,752
Other assets	143,342	253,088
Total assets	$7,159,742	$6,742,851
Liabilities and Stockholders’ Equity
Accounts payable	$1,160,661	$811,362
Accrued expenses	308,021	315,346
Short-term deposits	878,071	986,989
Short-term debt, net	238,864	397,218
Other current liabilities	26,848	24,795
Total current liabilities	2,612,465	2,535,710
Long-term debt, net	2,140,875	2,027,752
Long-term deposits	386,770	306,865
Deferred income taxes, net	140,478	119,283
Other liabilities	29,897	32,683
Total liabilities	5,310,485	5,022,293
Commitments and contingencies
Stockholders’ Equity
Common Stock $0.01 par value; 175,000 shares authorized; 47,528 shares issued in 2018 and 47,352 in 2017; 43,100 shares outstanding in 2018 and 43,022 in 2017	475	473
Additional paid-in capital	584,047	569,319
Retained earnings	1,550,577	1,404,683
Accumulated other comprehensive loss	(123,260)	(90,795)
Treasury stock at cost; 4,428 shares in 2018 and 2017	(172,342)	(172,342)
Total WEX Inc. stockholders’ equity	1,839,497	1,711,338
Non-controlling interest	9,760	9,220
Total stockholders’ equity	1,849,257	1,720,558
Total liabilities and stockholders’ equity	$7,159,742	$6,742,851

Exhibit 1
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,
	2018		2017
		per diluted		per diluted
		share		share
Net income attributable to shareholders	$57,322	$1.31	$33,971	$0.79
Unrealized (gains) losses on financial instruments	(2,157)	(0.05)	150	—
Net foreign currency remeasurement losses (gains)	1,094	0.03	(14,611)	(0.34)
Acquisition–related intangible amortization	33,439	0.77	38,510	0.89
Other acquisition and divestiture related items	1,536	0.04	1,006	0.02
Stock–based compensation	9,799	0.22	8,483	0.20
Restructuring and other costs	1,973	0.05	6,024	0.14
Impairment charge	2,424	0.06	—	—
Debt restructuring and debt issuance cost amortization	2,216	0.05	4,287	0.10
ANI adjustments attributable to non–controlling interest	(351)	(0.01)	(207)	—
Tax related items	(11,936)	(0.27)	(16,130)	(0.37)
Adjusted net income attributable to shareholders	$95,359	$2.19	$61,483	$1.43

	Nine Months Ended September 30,
	2018		2017
		per diluted		per diluted
		share		share
Net income attributable to shareholders	$145,253	$3.33	$80,462	$1.87
Unrealized (gains) losses on financial instruments	(18,371)	(0.42)	849	0.02
Net foreign currency remeasurement losses (gains)	27,438	0.63	(33,578)	(0.78)
Acquisition–related intangible amortization	103,596	2.38	114,603	2.66
Other acquisition and divestiture related items	2,792	0.06	3,380	0.08
Stock–based compensation	25,659	0.59	22,354	0.52
Restructuring and other costs	8,274	0.19	10,169	0.24
Impairment charges	2,424	0.06	16,175	0.38
Debt restructuring and debt issuance cost amortization	11,515	0.26	8,450	0.20
ANI adjustments attributable to non–controlling interest	(889)	(0.02)	(1,162)	(0.03)
Tax related items	(42,819)	(0.98)	(53,131)	(1.23)
Adjusted net income attributable to shareholders	$264,872	$6.08	$168,571	$3.91

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interest and certain tax related items.

Although adjusted net income is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers this measure integral because it excludes the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments, acquisition-related asset impairments and gains and losses on divestitures. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring and other costs are related to certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. This also includes other immaterial costs that the Company has incurred and are non-operational and non-recurring. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business.
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company’s continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in its industry.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results
(in thousands)
(unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended September 30,
	2018	2017	2018	2017	2018	2017	2018	2017
Reported revenue	$249,612	$212,078	$82,810	$61,026	$50,268	$50,898	$382,690	$324,002
FX impact (favorable) / unfavorable	1,733	—	848	—	1,048	—	3,629	—
PPG impact (favorable) / unfavorable	(17,801)	—	—	—	—	—	(17,801)	—
	Nine months ended September 30,
	2018	2017	2018	2017	2018	2017	2018	2017
Reported revenue	$721,447	$603,205	$225,353	$163,739	$161,595	$152,299	$1,108,395	$919,243
FX impact (favorable) / unfavorable	(2,367)	—	(1,604)	—	1,852	—	(2,119)	—
PPG impact (favorable) / unfavorable	(43,360)	—	—	—	—	—	(43,360)	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

Segment Estimated Earnings Impact
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended September 30,
	2018	2017	2018	2017	2018	2017
FX impact (favorable) / unfavorable	$585	$—	$413	$—	$143	$—
PPG impact (favorable) / unfavorable	(12,217)	—	—	—	—	—

	Nine months ended September 30,
	2018	2017	2018	2017	2018	2017
FX impact (favorable) / unfavorable	$(86)	$—	$(1,048)	$—	$337	$—
PPG impact (favorable) / unfavorable	(29,613)	—	—	—	—	—

To determine the estimated earnings impact of FX, revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

Exhibit 3
Selected Non-Financial Metrics[1]
(unaudited)
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Fleet Solutions:
Payment processing transactions (000s)	117,680	115,919	109,827	108,767	110,047
Payment processing gallons of fuel (000s)	3,051,585	3,012,912	2,877,303	2,877,971	2,905,700
Average US fuel price (US$ / gallon)	$3.06	$3.02	$2.78	$2.68	$2.51
Payment processing $ of fuel (000s)	$9,723,609	$9,497,050	$8,438,143	$8,199,619	$7,688,750
Net payment processing rate	1.19%	1.19%	1.27%	1.18%	1.17%
Payment processing revenue (000s)	$116,023	$112,895	$106,978	$95,948	$90,270
Net late fee rate	0.43%	0.38%	0.41%	0.44%	0.42%
Late fee revenue (000s)	$41,641	$35,831	$34,657	$35,510	$32,077
Travel and Corporate Solutions:
Purchase volume (000s)	$9,620,787	$8,930,421	$7,940,543	$7,405,045	$8,662,533
Net interchange rate	0.56%	0.57%	0.56%	0.53%	0.51%
Payment solutions processing revenue (000s)	$54,345	$51,289	$44,777	$39,332	$44,177
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,061,215	$1,253,309	$1,503,400	$887,511	$955,652
Average number of SaaS accounts (000s)	11,057	10,745	10,826	9,774	9,566

[1]The Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("Topic 606") as of January 1, 2018, utilizing the modified retrospective method of transition. Impacted non-financial metrics have been updated prospectively.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate prior to January 1, 2018 represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less any discounts given to fleets or strategic relationships. With the adoption of Topic 606, effective January 1, 2018, net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less certain discounts given to customers and network fees.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

Net interchange rate prior to January 1, 2018 represents the percentage of the dollar value of each transaction that WEX records as revenue, less any discounts given to customers or strategic relationships. With the adoption of Topic 606, effective January 1, 2018, net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platform in the United States.

Exhibit 4
Segment Revenue Information
(in thousands)
(unaudited)
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Fleet Solutions	2018	2017	Amount	Percent	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$116,023	$90,270	$25,753	29%	$335,896	$264,210	$71,686	27%
Account servicing revenue	42,810	44,858	(2,048)	(5)%	128,039	122,238	5,801	5%
Finance fee revenue	51,644	40,773	10,871	27%	140,436	113,754	26,682	23%
Other revenue	39,135	36,177	2,958	8%	117,076	103,003	14,073	14%
Total revenues	$249,612	$212,078	$37,534	18%	$721,447	$603,205	$118,242	20%

	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Travel and Corporate Solutions	2018	2017	Amount	Percent	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$54,345	$44,177	$10,168	23%	$150,411	$119,328	$31,083	26%
Account servicing revenue	9,120	206	8,914	NM	27,584	528	27,056	NM
Finance fee revenue	670	87	583	670%	1,157	469	688	147%
Other revenue	18,675	16,556	2,119	13%	46,201	43,414	2,787	6%
Total revenues	$82,810	$61,026	$21,784	36%	$225,353	$163,739	$61,614	38%

NM - Not meaningful
	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
Health and Employee Benefit Solutions	2018	2017	Amount	Percent	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$12,503	$11,255	$1,248	11%	$43,756	$39,896	$3,860	10%
Account servicing revenue	26,818	26,258	560	2%	80,545	75,772	4,773	6%
Finance fee revenue	1,389	10,019	(8,630)	(86)%	13,365	22,113	(8,748)	(40)%
Other revenue	9,558	3,366	6,192	184%	23,929	14,518	9,411	65%
Total revenues	$50,268	$50,898	$(630)	(1)%	$161,595	$152,299	$9,296	6%

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com